EXHIBIT 99.1

CONTACT:
Brian Shipman
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com

Gartner Reports Financial Results for First Quarter 2014

Contract Value Increased 13% YOY FX Neutral to $1.4 Billion

Revenue Increased 10% YOY to $447 Million

STAMFORD, Conn., May 1, 2014 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for first quarter 2014 and updated its guidance for full year 2014 revenues and diluted earnings per share while reiterating its previously announced guidance for Normalized EBITDA and cash flows. The Company has also provided guidance for diluted earnings per share excluding acquisition adjustments.

Total revenue was $446.7 million for first quarter 2014, an increase of 10% on a reported basis compared to first quarter 2013. The impact of foreign exchange was not significant. Net income was $37.7 million in the first quarter of 2014, an increase of 3%, while Normalized EBITDA was $85.1 million, an increase of 13%. Diluted earnings per share was $0.40 in first quarter 2014 compared to $0.38 in first quarter 2013. Diluted Earnings Per Share Excluding Acquisition Adjustments was $0.44 per share for first quarter 2014 and $0.39 per share for first quarter 2013. (See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Diluted Earnings Per Share Excluding Acquisition Adjustments).

Gene Hall, Gartner’s chief executive officer, commented, “For the first quarter 2014, revenue, contract value, normalized EBITDA and EPS continued our trend of consistent, double-digit growth. Contract value growth re-accelerated to 13%. Our recent acquisition of Software Advice and our accelerated pace of share repurchase activity demonstrates our confidence and optimism in our tremendous market opportunity and growth potential over the long term.”

Business Segment Highlights

Research

Revenue for first quarter 2014 was $348.1 million, up 12% compared to first quarter 2013. Excluding foreign exchange impact, Research revenues increased 13%. The gross contribution margin was 71% for the first quarter of 2014 compared to 69% in the first quarter of 2013. Contract value was $1,408 million at March 31, 2014, up 11% compared to March 31, 2013 on a reported basis and 13% excluding the impact of foreign exchange. Enterprise level client retention was 84% for the first quarter of both 2014 and 2013, while enterprise level wallet retention was 104% and 105% for the first quarter of 2014 and 2013, respectively.

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Consulting

Revenue for first quarter 2014 was $84.3 million, an increase of 16% compared to first quarter 2013, primarily due to stronger than expected results in our contract optimization business. The impact of foreign currency was not significant. The gross contribution margin for first quarter 2014 was 36% compared to 31% in first quarter 2013. Consultant utilization was 64% and 65% for first quarter 2014 and 2013, respectively, while billable headcount was 512 at March 31, 2014. Backlog was $111.4 million at March 31, 2014, a 14% increase compared to March 31, 2013.

Events

First quarter 2014 revenue was $14.3 million, a decrease of 40% compared to first quarter 2013 and 41% excluding the foreign exchange impact. We held 8 events with 3,394 attendees in the first quarter of 2014 compared to 12 events and 5,788 attendees in the first quarter of 2013. The decrease in the number of events, revenue and attendees was due to a significant change in our events calendar, as three large events and one smaller event held in the first quarter of 2013 have been moved to the second quarter of 2014. Revenue from the 8 events held in both the first quarter of 2014 and 2013 increased 17% in 2014 adjusted for foreign exchange. The gross contribution margin was 21% in first quarter of 2014 compared to 30% in the prior year quarter, again due to the change in our events schedule.

Cash Flow and Balance Sheet Highlights

Gartner generated operating cash flow of $16.5 million in the three months ended March 31, 2014 compared to $19.7 million in the same period of 2013. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) were $9.2 million in the three months ended March 31, 2014. The Company had $283.3 million of cash at March 31, 2014. During the first quarter of 2014, the Company borrowed $150.0 million under its revolving credit facility and used $101.8 million of cash in connection with the acquisition of Software Advice, Inc., and $195.9 million of cash to repurchase common shares.

Financial Outlook for 2014

Gartner updated its outlook for full year 2014 revenues and diluted earnings per share while reiterating its previously announced guidance for Normalized EBITDA and cash flows. The Company has also provided guidance for diluted earnings per share excluding acquisition adjustments. The full year 2014 projections follow:

Projected Revenue

($ in millions)	2014 Projected			% Change
Research	$1,435	—	$1,455	13%	—	14%
Consulting	315	—	330	—%	—	5%
Events	210	—	220	6%	—	11%
Total Revenue	$1,960	—	$2,005	10%	—	12%

Projected Earnings and Cash Flow

($ in millions, except per share data)	2014 Projected			% Change
Diluted Earnings Per Share	$1.96	—	$2.13	2%	—	10%
Diluted Earnings Per Share Excluding Acquisition Adjustments	$2.15	—	$2.32	9%	—	18%
Normalized EBITDA (1)	$375	—	$400	9%	—	16%
Operating Cash Flow	$336	—	$358	6%	—	13%
Capital Expenditures	(36)	—	(38)	(1)%		4
Free Cash Flow (1)	$300	—	$320	7%	—	14%

Gartner, Inc.	page 2

(1)	See “Non-GAAP Financial Measures” below for a discussion of Diluted Earnings Per Share Excluding Acquisition Adjustments, Normalized EBITDA, and Free Cash Flow.

Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, May 1, 2014 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4217, the international dial-in number is 617-213-4869 and the participant passcode is 70069032. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for 90 days following the call.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the valuable partner to clients in 13,983 distinct organizations. Through the resources of Gartner Research, Consulting and Events, we work with clients to research, analyze and interpret the business of IT within the context of their individual roles. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of March 31, 2014, had 6,136 associates, including 1,479 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, and integration and acquisition charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Normalized EBITDA should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Diluted Earnings Per Share Excluding Acquisition Adjustments: Represents GAAP diluted earnings per share adjusted for the per share impact of certain items directly related to acquisitions, net of tax effect. The adjustments consist of amortization of identifiable intangibles, non-recurring acquisition and integration charges such as legal, consulting, retention, severance and other costs, and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Diluted Earnings Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less Capital Expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

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Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2014 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2013 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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Gartner, Inc.	page 4

GARTNER, INC.

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenues:
Research	$348,114	$310,331	12%
Consulting	84,271	72,633	16%
Events	14,317	23,790	(40)%
Total revenues	446,702	406,754	10%
Costs and expenses:
Cost of services and product development	170,821	163,737	4%
Selling, general and administrative	204,617	180,478	13%
Depreciation	7,459	7,100	5%
Amortization of intangibles	1,279	1,334	(4)%
Acquisition and integration charges	3,356	100	>100%
Total costs and expenses	387,532	352,749	10%
Operating income	59,170	54,005	10%
Interest expense, net	(2,250)	(2,436)	(8)%
Other (expense) income, net	(229)	211	>-100%
Income before income taxes	56,691	51,780	9%
Provision for income taxes	18,955	15,105	25%
Net income	$37,736	$36,675	3%

Earnings per common share:
Basic	$0.41	$0.39	5%
Diluted	$0.40	$0.38	5%

Weighted average shares outstanding:
Basic	91,669	93,595	(2)%
Diluted	93,209	95,537	(2)%

BUSINESS SEGMENT DATA

(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended March 31, 2014
Research	$348,114	$102,013	$246,101	71%
Consulting	84,271	53,933	30,338	36%
Events	14,317	11,354	2,963	21%
TOTAL	$446,702	$167,300	$279,402	63%

Three Months Ended March 31, 2013
Research	$310,331	$95,117	$215,214	69%
Consulting	72,633	50,095	22,538	31%
Events	23,790	16,682	7,108	30%
TOTAL	$406,754	$161,894	$244,860	60%

SELECTED STATISTICAL DATA

	March 31, 2014	March 31, 2013
Research contract value (a)	$1,408,200	$1,269,200
Research client retention - enterprise level (b)	84%	84%
Research client retention - organization level (b)	82%	82%
Research wallet retention - enterprise level (b)	104%	105%
Research wallet retention - organization level (b)	99%	98%
Research client organizations	13,983	13,203
Research client enterprises	9,094	8,526

Consulting backlog (a)	$111,400	$97,500
Consulting—quarterly utilization	64%	65%
Consulting billable headcount	512	528
Consulting—average annualized revenue per billable headcount (a)	$421	$404

Events—number of events for the quarter	8	12
Events—attendees for the quarter	3,394	5,788

 (a) Dollars in thousands.
 (b) We define an enterprise as a single company or customer. We define an organization as a buying center within an enterprise, such as a location or department. A single enterprise may have multiple organizations.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended
	March 31,
	2014	2013
Net income	$37,736	$36,675
Interest expense, net	2,250	2,436
Other expense (income), net	229	(211)
Tax provision	18,955	15,105
Operating income	$59,170	$54,005
Normalizing adjustments:
Stock-based compensation expense (b)	13,752	12,342
Depreciation, accretion, and amortization (c)	8,775	8,478
Acquisition and integration charges (d)	3,356	237
Normalized EBITDA	$85,053	$75,062

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of charges for stock-based compensation awards.

(c)	Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.

(d)	Consists of directly related, incremental charges related to acquisitions.

Reconciliation - Diluted Earnings Per Share to Diluted Earnings Per Share Excluding Acquisition Adjustments (a):

	Three Months Ended March 31,
	2014		2013
	After-tax Amount	EPS	After-tax Amount	EPS
Diluted earnings per share	$37,736	$0.40	$36,675	$0.38
Acquisition adjustments, net of tax effect (b):
Amortization of intangibles (c)	819	0.01	855	0.01
Acquisition and integration charges (d)	2,127	0.03	162	-
Diluted earnings per share excluding acquisition adjustments (e)	$40,682	$0.44	$37,692	$0.39

(a)
Diluted earnings per share excluding acquisition adjustments represents GAAP diluted earnings per share adjusted for the per share impact of certain items directly related to acquisitions, net of tax effect.

(b)	The effective tax rates used for the adjustments were approximately 37% for 2014 and 35% for 2013.

(c)	Consists of non-cash amortization charges related to acquired intangibles.

(d)	Consists of directly related, incremental charges from acquisitions.

(e)	The EPS is calculated based on 93.2 million shares for 2014 and 95.5 million shares for 2013.